EXHIBIT 10.9

Dated 2 NOVEMBER 2018

(1) RENALYTIX AI PLC

(2) FERGUS FLEMING

DIRECTORS SERVICE AGREEMENT

Berry Smith

Haywood House

Dumfries Place

Cardiff

CF10 3GA

THIS AGREEMENT is made the 2 day of November 2018

BETWEEN:

(1) RENALYTIX AI PLC Registered Number 11257655 whose registered office is at Avon House, 19 Stanwell Road, Penarth, Cardiff CF64 2EZ (“the Company”); and

(2) FERGUS FLEMING of 12 Talbots Grove, Freshford Road, Kilkenny, R95 C99E (“the Executive”).

Interpretation
1.1
In this Agreement the following expressions have the following meanings:

Board means the Board of Directors of the Company from time to time including any committee of the Board duly appointed by it and any representative of the Board duly appointed by it.

Commencement date means 1 November 2018.

Conditions means the conditions to Completion, being the matters set out in clause 2.

Continuous employment means the date from which the Executive began the period of continuous employment defined by s210-219 Employment Rights Act 1996 with the Company or its predecessors.

Group Company means any parent undertaking or subsidiary undertaking or any associated company from time to time of the Company (for which purpose “parent undertaking” and “subsidiary undertaking” are to be defined in accordance with section 1162 of the Companies Act 2006 and associated company means any company which any such parent undertaking or subsidiary undertaking holds or controls more than 20 per cent of the equity share capital).

Listing means the successful application and admission of all or any of the shares in the capital of the Company, on the AIM market operated by the London Stock Exchange plc, or to any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000 (as amended)).

Longstop Date means 31st December 2018 or such later date as may be agreed in writing by the Company and the Executive.

Termination date means the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination.

1.2
The headings are included in this Agreement for convenience only and do not affect its construction.
1.3
Any references to a statutory provision shall be deemed to include all modifications and/or re-enactment of it and all subordinate legislation made under it.

Conditions
2.1
The continued employment of the Executive by the Company is subject to and conditional upon a Listing.
2.2
If the Condition referred to in clause 2.1 is not fully satisfied by the Longstop Date, this agreement shall automatically terminate with immediate effect.

Previous agreements and warranties
3.1
This Agreement contains the entire and only agreement and will govern the relationship between the Company and the Executive from the Commencement Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company or any Group Company and the Executive relating to the services of the Executive all of which will be deemed to have terminated by consent with effect from the Commencement Date.
3.2
The Executive and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing except as expressly incorporated in the Agreement. The Company will not be liable for any misrepresentation by it or any Group Company before the Commencement Date made innocently or negligently and any remedy of the Executive in respect of any representation which is untrue made before the Commencement Date will be limited to damages for breach of contract.
3.3
The Executive warrants and represents to the Company that he will not breach any existing or former terms of employment applicable to him whether express or implied or any other obligation binding on him by reason of entering into this Agreement or performing any of his duties and obligations under it.

3.4
The Executive warrants and represents that he has, prior to entering into this Agreement, disclosed to the Company in writing all previous convictions other than spent convictions.

Appointment, duration and notice
4.1
Subject to the provisions of clause 2, the Company will employ the Executive and the Executive will serve the Company as Chief Technology Officer and such other role commensurate with the Executive’s status as the Board may from time to time direct.
4.2
Subject to the provisions of clause 2, the appointment will commence on the Commencement Date and will continue subject as follows, unless and until the employment is terminated either by the Company giving to the Executive not less than 12 months written notice or by the Executive giving to the Company not less than 12 months written notice to expire at any time.
4.3
Without prejudice to clauses 19.1 and 19.3 at its absolute discretion the Company may upon receipt of the Executive’s written notice in accordance with clause 4.2, or as an alternative to providing notice in accordance with clause 4.2, terminate this Agreement and the Executive’s employment with immediate effect at any time by giving him written notice of such termination and paying him his basic salary in lieu of the notice required under clause 4.2 in full and final settlement of all claims which he has or may have against the Company or any Group Company, under or arising out of his employment with the Company or any such Group Company, the termination of his employment (including without limitation his right to notice pursuant to clause 4.2) or otherwise. For the avoidance of doubt the Executive’s employment will terminate on the date specified in the notice given by the Company pursuant to this clause.
4.4
The Executive’s continuous employment with the Company commenced on the Commencement Date

Duties
5.1
The Executive will faithfully and diligently perform such duties and functions (including, but not limited to the statutory statement of directors’ duties set out in the Companies Act 2006), exercise such powers and comply with such instructions in connection with the business of the Company and the Group as the Board reasonably determines and shall comply with all the Company’s rules, regulations and policies and procedures from time to time in force.

5.2
The Executive will, if and as long as he is so required by the Company, carry out duties for and/or act as a director, officer or employee of any other Group Company. The duties attendant on any such appointment will be carried out by the Executive as if they were duties to be performed by him on behalf of the Company under this Agreement.
5.3
The Executive will do such things as are necessary to ensure compliance by himself and any relevant Group Company with the UK Corporate Governance Code (as amended from time to time).
5.4
The Executive will comply with all requirements, recommendations or regulations, as amended from time to time, of the UK Listing Authority (including the Model Code for transactions in securities by directors and certain senior executives of listed companies), the FCA and all regulatory authorities relevant to any Group Company.
5.5
The Executive will comply with the requirements under both legislation and regulation as to the disclosure of inside information.
5.6
The Executive will comply with the Company’s anti-corruption and bribery policy and related procedures.
5.7
Without prejudice to clauses 5.1 and 19.3 the Board may at any time require the Executive to cease performing and exercising all or any of such duties, functions or powers and/or the Board may appoint any person or persons to act jointly with the Executive to discharge his duties and functions under the Agreement.
5.8
The Executive shall not without the prior written consent of the Board:
5.8.1
incur any capital expenditure in excess of such sums as may be authorised from time to time; or
5.8.2
enter into on behalf of the Company or any Group Company any commitment, contract or arrangement or otherwise than in the normal course of business or outside the scope of his normal duties, or of an unusual, onerous or long-term nature.
5.9
The Executive accepts and confirms that he has a duty to report any wrongdoing by any employee or director of which he becomes aware (even where this necessarily involves disclosing the Executive’s own misconduct). He should report any such wrongdoing to the Board.

Other interests
6.1
The Executive will not (except with the prior written consent of the Board not to be unreasonably withheld) whether paid or unpaid, be directly or indirectly engaged, concerned or interested in any other business or occupation or in the setting up of any other business or occupation provided that the Executive may hold/or be interested in:
6.1.1
any securities listed on a recognised stock exchange or dealt in on any other public securities market (for the purpose of investment only and which amount to not more than (3%) of the issued share capital, debentures or other securities of any company) and will disclose to the Board any like matters relating to his spouse, partner, children, stepchildren or parents;
6.1.2
any other business occupation (including as an executive or non-executive director) or public office which, prior to the commencement of this Agreement or prior to the Executive’s holding of an interest in such business, occupation or public office, has been disclosed in writing by the Executive and agreed to by the Board.

provided that, in all circumstances, any such interest under clause 6.1.1 or 6.1.2 shall not conflict with the business interests of the Company or any Group Company and which will not require the Executive to devote such time as would be inconsistent with his obligations under this Agreement.

6.2
The Board reserves the right to withdraw its consent to any of the matters referred to in sub-clause 6.1 if they relate to matters that are in competition with or potentially compete with the Company or any Group Company. The Executive confirms that he has fully disclosed to the Company in writing, all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Group Company, and the Executive and he agrees to fully disclose to the Board any such circumstances which may arise during his employment under this Agreement.
6.3
The Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by him), by or on behalf of the Company or any Group Company and if any other company or business entity in which he is interested shall directly or indirectly obtain any such discount, rebate, fee, gratuity, commission, payment or other benefit, the Executive will immediately account to the Company or Group company for the amount received or value of the benefit obtained.

Place of work

The Executive will perform his duties principally from Kilkenny, Ireland but may from time to time be required to travel both inside and outside Ireland and the United Kingdom in the course of his duties. For the avoidance of doubt, the Company will not require the Executive to change his place of residence without his prior consent.

Hours of work

In signing this Agreement, the Executive agrees that he has no standard hours of work and he is expected to work such hours (including at weekends) as may be reasonably necessary to properly fulfil his duties. The parties agree that in view of the Executive’s seniority and managerial duties and responsibilities, his working time cannot be measured and accordingly, that his employment falls within the scope of Regulation 20 of the Working Time Regulations.

Remuneration
9.1
The Company will pay the Executive a salary at the rate of €200,000.00 per annum which shall accrue from day to day and be payable in arrears by equal monthly instalments on the 28th day of each month.
9.2
The Executive’s salary will be subject to review by the Board from time to time. Any increase in the Executive’s salary will be determined at the absolute discretion of the Remuneration Committee of the Parent (“RemCo”). The fact that the Executive’s salary may be increased in any year or years during his employment does not confer any right on the Executive to receive any increase in any subsequent year or years.
9.3
The Executive’s salary will be inclusive of any director’s fees to which the Executive may be entitled as a director of the Company or of any Group Company.

Pension
10.1
The Executive will be entitled to become a member of any pension scheme operated by the employer from time to time (“the Scheme”) subject always to the trust deed and rules of the pension scheme from time to time in effect (including without limitation any powers of alteration and discontinuance). Any rules relating to the pension scheme can be obtained from the Company Secretary.

10.2
If the Executive joins the Scheme, the Company will contribute an amount, being equivalent to 5% of the basic salary of the Executive to the Scheme during each year that the Executive remains employed under this Agreement on terms notified by the Company to the Executive from time to time in writing. The Company’s contributions to the Scheme shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the Scheme and the tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time.
10.3
There is no contracting out certificate in force in respect of the Executive’s employment under the provisions of the Pension Schemes Act 1993 (as amended from time to time).
10.4
The Company at its absolute discretion reserves the right to replace or amend the benefit under this clause 10.

Car Allowance

11.1 Provided that the Executive holds a current driving licence the Executive shall receive a car allowance for use of the Executive’s own car of €5,000.00 a year which shall be payable together with and in the same manner as the salary in accordance with clause 9.1. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.

11.2 The Executive shall immediately inform the Company if he is disqualified from driving and shall cease to be entitled to receive the allowance under clause 11.1.

Other Benefits
12.1
During this employment the Executive will be entitled to participate at the Company’s expense in the Company’s private medical expenses insurance scheme for the benefit of the Executive.
12.2
The Executive’s membership of the scheme detailed at 12.1 above is subject to:
12.2.1
the rules of the above scheme from time to time (and any replacement schemes provided by the Company); and
12.2.2
the Executive being eligible to participate in or benefit from such scheme pursuant to their rules.
12.3
If the scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive the

Company is not liable to provide replacement benefit of the same or similar kind or compensation in lieu of such benefit.
12.4
The Executive will be entitled to become a participant in an annual employee bonus scheme, if one is established and operated by the Company from time to time subject always to the terms and conditions of any such scheme. The award and determination of any such bonus shall be in the absolute discretion of the RemCo.

Expenses

The Executive will be reimbursed all out of pocket expenses reasonably and properly incurred by him in the performance of his duties under this Agreement on hotel, travelling, entertainment and other similar items provided that he produces to the Company satisfactory evidence of expenditure.

Holidays
14.1
The Executive shall be entitled to 25 working days paid holiday in each year, in addition to normal public holidays, such holidays to be taken at such time or times as may be approved by the Board.
14.2
The Company shall also close between Christmas and New Year and the Executive shall receive holiday pay for this period, however, with the exception of the normal public holidays, this shall not come out of the Executive’s entitlement as set out in clause 14.1.
14.3
The Company’s holiday year runs from 1st January to 31st December.
14.4
Any holiday entitlement which is not taken by the end of the holiday year to which it relates will be lost and may not be carried forward without express approval from the Board.
14.5
The Executive’s entitlement to paid holiday in the holiday year in which his employment terminates will be calculated on a pro-rata basis rounded to the nearest half day.
14.6
Where the Executive has taken more or less than his holiday entitlement in the year his employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated on a pro-rata basis. Such payment in lieu shall be 1/260th of the Executive’s salary for each day.

Incapacity

If the Executive is absent from his duties as a result of illness or injury he will notify the Company Secretary as soon as possible and complete any self‑certification forms which are required by the Company. If the incapacity continues for a period of 7 days or more he will produce to the Company a medical certificate to cover the duration of such absence.

Confidentiality
16.1
The Executive acknowledges that in the ordinary course of his employment he will be exposed to information about the business of the Company and the Group and that of the Company’s and the Group’s suppliers and customers which amounts to trade secrets, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies. The Executive has therefore agreed to accept the restrictions in this clause 16.
16.2
For the purposes of this clause and by way of illustration and not limitation, information will prima facie be secret and confidential if it relates to:
16.2.1
raw materials;
16.2.2
research and development;
16.2.3
inventions;
16.2.4
formulae and formulations;
16.2.5
methods of treatment, processing, manufacture or production, process and production controls including quality controls;
16.2.6
suppliers and their production and delivery capabilities;
16.2.7
customers and details of their particular requirements;
16.2.8
costings, profit margins, discounts, rebates and other financial information;
16.2.9
marketing strategies and tactics;

16.2.10
current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters;
16.2.11
the development of new products;
16.2.12
production or design secrets; or
16.2.13
technical design or specifications of the Company’s products.
16.3
The Executive will not during the period of his employment with the Company obtain or seek to obtain any financial advantage (direct or indirect) from the disclosure of information acquired by him in the course of his employment with the Company.
16.4
The Executive will not either during his employment (including without limitation any period of absence or of exclusion/garden leave pursuant to clause 19.3) or after its termination, without limit in time, for his own purposes or for any purposes other than those of the Company or any Group Company for any reason and in any manner use or divulge or communicate to any person, firm, company or organisation, except to officials of any Group Company who are entitled to know, any secret or confidential information or information constituting a trade secret acquired or discovered by him in the course of his employment with the Company relating to the private affairs or business of the Company or any Group Company or suppliers, customers, management or shareholders.
16.5
The restrictions contained in this clause do not apply to:
16.5.1
any disclosure authorised by the Board or required in the ordinary and proper course of the Executive’s employment or required by the order of a court of competent jurisdiction or by an appropriate regulatory authority or as otherwise required by law;
16.5.2
any information which the Executive can demonstrate is in the public domain otherwise than as a result of a breach by him of this clause; or
16.5.3
protected disclosures made pursuant to and in accordance with the Public Interest Disclosure Act 1998 and/or any policy on disclosure operated by the Company from time to time.

Intellectual property
17.1
For the purposes of this Agreement:

17.1.1
“Employment Inventions” means any Invention which is made wholly or partially by the Executive at any time during the course of his employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form) which relates to or affects the business of the Company or any Group Company.
17.1.2
“Employment IPRs” means Intellectual Property Rights created by the Executive in the course of his employment with the Company (whether or not during working hours or using Company premises or resources).
17.1.3
“Intellectual Property Rights” means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
17.1.4
“Invention” any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
17.2
The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Executive holds them on trust for the Company.
17.3
The Executive acknowledges that, because of the nature of his duties and the particular responsibilities arising from the nature of his duties, the Executive has, and shall have at all times while he is employed by the Company, a special obligation to further the interests of the Company.
17.4
To the extent that legal title in and to any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 17.2, the Executive agrees, immediately on creation of such rights and Inventions, to offer to the Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute for determination to an expert who shall be appointed by the President of London Court of International Arbitration. The expert’s decisions shall be final and binding on the parties in the absence of manifest error, and the costs of arbitration shall be borne equally by the parties.
17.5
The Executive agrees:
17.5.1
to give the Company full written details of all Employment Inventions promptly on their creation;
17.5.2
at the Company’s request and in any event on the termination of his employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;
17.5.3
not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and
17.5.4
to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by him.
17.6
The Executive waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works.
17.7
The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to him in respect of his compliance with this clause. This clause is without prejudice to the Executive’s rights under the Patents Act 1977.
17.8
The Executive undertakes to use his best endeavours to execute all documents and do all acts both during and after his employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment

IPRs. The Company agrees to reimburse his reasonable expenses of complying with this clause17.8.
17.9
The Executive agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.
17.10
The Executive irrevocably authorises the Company to appoint a person to execute any documents and to do everything necessary to effect his obligations under this clause on his behalf.

Restrictive covenants
18.1
In this clause the following expressions have the following meanings:

“Critical Person”

any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Group Company or knowledge of or influence over the clients, customers or suppliers of the Company or any Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company;

“Products or Services”

products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Relevant Group Company within the Relevant Period;

“Relevant Customer”	any person, firm, company or organisation who or which at any time during the Relevant Period is or was:
(i) negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or
(ii) a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or
(iii) in the habit of dealing with the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services and in each case with whom or which the Executive was directly concerned or connected or of whom or which the Executive had personal knowledge during the Relevant Period in the course of his employment;

“Relevant Group Company”

any Group Company (other than the Company) for which the Executive has performed services under this Agreement or for which he has had operational/management responsibility at any time during the Relevant Period;

“Relevant Period”	the period of 12 months immediately before the Termination Date or (where such provision is applied) the commencement of any period of exclusion/garden leave pursuant to clause 19.3 if earlier;
“Relevant Products or Services”	Products or Services with which sale or supply the Executive was directly concerned or connected during the Relevant Period in the course of his employment.

18.2
The Executive will not without the prior written consent of the Company directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:
18.2.1
for a period of 9 months from the Termination Date be employed, engaged, concerned or interested in or provide technical, commercial or professional advice to any other business which supplies Products or Services in competition with the Company or any Relevant Group Company provided that this restriction does not apply to prevent the Executive from:
(a)
undertaking duties or activities which are materially different from those undertaken by him during the Relevant Period in the performance of his duties; or
(b)
holding shares or other securities in any company which is quoted, listed or otherwise dealt in on a recognised investment exchange or other securities market and which confer not more than 3% per cent. of the votes which could be cast at a general meeting of such company;
18.2.2
for a period of 9 months from the Termination Date be employed, engaged, concerned or interested in any business which is or was at any time during the Relevant Period a Relevant Customer of the Company or any Relevant Group Company and/or do or attempt to do anything which causes or may cause the Relevant Customer to cease or materially to reduce its orders or contracts with the Company or any Relevant Group Company; or
18.2.3
for a period of 9 months from the Termination Date so as to compete with the Company or any Relevant Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or
18.2.4
for a period of 9 months from the Termination Date so as to compete with the Company or any Relevant Group Company deal or contract with any Relevant Customer in relation to the sale or supply of any Relevant Products or Services, or endeavour to do so; or

18.2.5
for a period of 9 months from the Termination Date solicit, induce or entice away from the Company or any Relevant Group Company or, in connection with any business in or proposing to be in competition with the Company or any Relevant Group Company, employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any Relevant Group Company; or
18.2.6
use in connection with any business any name which includes the name of the Company or any Group Company or any colourful imitation of it.
18.3
Whilst the restrictions in this clause 18 are regarded by the parties as fair and reasonable and necessary to protect the Company’s legitimate business interests, the parties declare that each of the restrictions in this clause 18 are intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in clause 18.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.
18.4
The parties agree that the periods referred to in sub-clause 18.2 above will be reduced by one day for every day during which at the Company’s direction and pursuant to clause 19.3 below the Executive has been excluded from the Company’s premises and/or has not carried out any duties or has carried out duties other than his normal duties.
18.5
For the purposes of clauses 16 and 18 the Company has entered into this Agreement as agent for and trustee of all Relevant Group Companies and all Group Companies respectively.
18.6
If the Executive applies for or is offered new employment, appointment or engagement, before entering into any related contract the Executive will bring the terms of this clause and clauses 4, 5, 16, 16.2 and 19.3 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.

Termination
19.1
Notwithstanding the provisions of clause 4.2 above, the Company may terminate this Agreement with immediate effect without payment of compensation (notwithstanding that the Company may have on a former occasion waived its rights under this clause) if the Executive:

19.1.1
commits, repeats or continues any serious breach of this Agreement or his obligations under it;
19.1.2
in the performance of his duties under this Agreement or otherwise commits any act of gross misconduct or serious/gross incompetence;
19.1.3
prejudices or because of his behaviour is likely in the reasonable opinion of the Board to prejudice the interests or reputation of the Executive, the Company or any Group Company;
19.1.4
has committed/is charged with/is convicted of any criminal offence other than an offence which does not in the reasonable opinion of the Board affect his position under this Agreement;
19.1.5
becomes bankrupt or enters into or makes any arrangement or composition with, or for the benefit of his creditors generally;
19.1.6
becomes prohibited by law from being a director of a company or if the Executive ceases to be a director of the Company without the consent or concurrence of the Board;
19.1.7
becomes incapacitated from performing all or any of his duties under this Agreement by illness or injury (physical or mental) for a period exceeding (in total) 52 weeks (or such longer period as the Company may agree) in any period of 12 months; or
19.1.8
infringes or the Company has reasonable suspicion that he has infringed any rules or regulations by any regulatory or other external authority or professional body applicable to his employment or which regulate the performance of his duties or fails to possess any qualifications or meet any condition or requirement laid down by any applicable regulatory authority, professional body or legislation.
19.2
The Company shall have the right to suspend the Executive (subject to the continued payment of salary and full contractual benefits) pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to clause 19.1 for such period as it thinks fit.
19.3
Without prejudice to clause 5.1 after notice of termination has been given by either party under clause 4.2 or if the Executive seeks to or indicates an intention to resign as a director of the Company or any Group Company or terminate his employment without notice, provided that the Executive continues to be paid and enjoys his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Board may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under clause 4.2:
19.3.1
exclude the Executive from the premises of the Company and/or any Group Company;
19.3.2
require the Executive to work from home and/or to carry out specified duties or special projects outside the scope of his normal duties and responsibilities or to carry out no duties;
19.3.3
announce to employees, suppliers and customers and to any relevant regulatory information service that the Executive has been given notice of termination or has resigned (as the case may be);
19.3.4
instruct the Executive not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until his employment under this Agreement has terminated.
19.4
For the avoidance of doubt, the Executive’s duties and obligations under clauses 5, 6, 16 and 16.2 and those to be implied into this Agreement at common law continue to apply during any period of exclusion/garden leave.
19.5
On commencement of any period of exclusion/garden leave pursuant to clause 19.3 the Executive will:
19.5.1
on request deliver up to the Company all property belonging to it or any Group Company (except any property necessary to complete any duties assigned to the Executive); and
19.5.2
resign in accordance with clause 19 from all offices and appointments he holds in the Company and any Group Company.
19.6
Before and after termination of the Executive’s employment, the Executive will provide the Company and/or any Group Company with reasonable assistance regarding matters of which he has knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

19.7
The Executive agrees that at the expense and request of the Company and in any event on termination of his employment, he will transfer or procure the transfer of all shares held by him in trust or as a nominee by virtue of his employment with the Company, to such person or persons as the Company may direct. If the Executive fails to do so within 7 days of any such request, or the termination of his employment (as the case may be), the Company is irrevocably authorised to appoint a person or persons to execute all necessary transfer forms and other documentation on his behalf.
19.8
The Executive shall not at any time after the termination of his employment with the Company represent himself as being in any way connected with, or interested with the Company or any of the Group Companies or their respective businesses unless the particulars are specifically agreed in writing with the Company.

Resignation as director
20.1
The Executive will on termination of his employment for any reason, at the request of the Board, give notice resigning immediately without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement):
20.1.1
as a director of the Company and all such Group Companies of which he is a director; and
20.1.2
all trusteeships held by him of any pension scheme or other trusts established by the Company or any Group Company or any other company with which the Executive has had dealings as a consequence of his employment with the Company.
20.2
If notice pursuant to clause 20.1 is not received by the relevant Company within 7 days of a request by the Company, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Executive’s behalf.
20.3
Except with the prior written agreement of the Board, the Executive will not during his employment under this Agreement resign his office as a director of the Company or any Group Company and if he does so without the consent or concurrence of the Board, the Company will be entitled to terminate his employment pursuant to clause 19.1.6, or at the Company’s absolute discretion, to treat such resignation as notice of termination given by the Executive to the

Company pursuant to clause 4.2 and to suspend the Executive pursuant to clause 19.3.

Delivery of documents and property

On termination of this agreement for any reason (or earlier if requested) the Executive will immediately deliver up to the Company all property (including but not limited to any hardware, documents and software, credit cards, mobile phone, keys and security passes) belonging to it or any Group Company in the Executive’s possession or under his control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Executive’s obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software. The Company may withhold any monies then owing to the Executive in any respect pending him providing, if so requested, his written undertaking that he has complied with this obligation.

Deductions

The Executive authorises the Company to deduct from his remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by the Executive to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive.

Sale or reconstruction of the Company

If the Executive’s employment by the Company under this Agreement is terminated by reason of the liquidation of the Company for the purposes of reconstruction or amalgamation or as part of any arrangement (not involving insolvency) for the reconstruction, amalgamation or transfer of the undertaking of the Company and the Executive is offered employment with the reconstructed or amalgamated company or transferee of the undertaking on terms generally not less favourable than the terms of this Agreement then (whether or not he accepts the offer) the Executive shall have no claim against the Company in respect of the termination of his employment by the Company.

interception of Communications

The Executive acknowledges and agrees that the Company may monitor and/or record the Executive’s communications (including but not limited to e-mails, Internet access and telephone communications) during the Employment. The Executive agrees to abide, at all times, with any relevant policy or procedure issued by the Company (or any Group Company) from time to time.

Disciplinary and grievance procedures
25.1
The Company shall operate a dismissal disciplinary and grievance rules and procedures. The spirit and principles of these procedures apply to the Executive suitably adapted to reflect his seniority and status but these procedures do not form part of the Executive’s terms and conditions of employment.
25.2
The Company may invoke the disciplinary procedure at any stage from the imposition of a final written warning, it being recognised that warnings will not generally be appropriate in view of the Executive’s seniority.

Notices

Notices under this Agreement by the Executive to the Company should be addressed to the Company and left at its registered office or sent by first class post or by facsimile transmission or other form of electronic delivery to its registered office and notices given by the Company to the Executive should be served personally or sent by first class post or sent by facsimile transmission or other form of electronic delivery to his usual or last known place of residence. In case of service by post, the day of service will be 72 hours after posting and in the case of facsimile transmission or other electronic delivery the day of service will be the day of transmission by the sender.

Data protection
27.1
The Company will collect and process information relating to the Executive in accordance with the privacy notice issued to the Executive. The Executive is required to sign and date the privacy notice, and return to the Company Secretary.
27.2
The Executive shall comply with the Privacy standard/Data protection policy when handling personal data in the course of employment including personal data relating to any employee, worker, contractor, customer, client, supplier or agent of the Company. The Employee will also comply with the Company’s other policies and procedures.
27.3
Failure to comply with the Privacy standard/Data protection policy or any of the policies may be dealt with under the Company’s disciplinary procedure and, in serious cases, may be treated as gross misconduct leading to summary dismissal.

Third party rights

Apart from the provisions of this Agreement which are expressly or impliedly entered into by the Company for itself and as agent of and trustee for any Group Company the parties do not intend that this Agreement should confer any right or benefit on any third party.

Miscellaneous
29.1
As of the date of this Agreement, this Agreement shall supersede and replace the directors service contract entered into by the parties dated 22 October 2018 (the “Former Agreement”) and the Former Agreement shall cease to have any effect.
29.2
This Agreement will be governed by and interpreted in accordance with the law of England and Wales.
29.3
The parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.
29.4
Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.
29.5
There are no collective agreements which directly affect the Executive’s terms and conditions of employment.
29.6
This Agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate original but all the counterparts together shall constitute the one Agreement.

THIS AGREEMENT has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by James McCullough for and on behalf of RENALYTIX AI PLC. in the presence of: /s/ O. James Sterling_ SIGNATURE OF WITNESS NAME: O. James Sterling ADDRESS: [***] OCCUPATION: CFO	/s/ James McCullough Director
Signed as a deed by Fergus Fleming in the presence of: /s/ O. James Sterling_ SIGNATURE OF WITNESS NAME: O. James Sterling ADDRESS: [***] OCCUPATION: CFO	/s/ Fergus Fleming_________ SIGNATURE OF EXECUTIVE